Monthly Report - Febraury 28, 2013

TriView Global Fund, LLC

The Net Asset Value of a unit as of Febraury 28, 2013 was   $673.16    down    -1.36% from $682.45 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period

Year To Date

Net Asset Value (2,088.498 units) at January 31, 2013	$ 1,425,305.96	$ 779,573.69
Addition of 0 units on Febraury 01, 2013	-	740,979.04
Redemption of 0.423 units on Febraury 28, 2013	(285.00)	(83,463.43)

Net income (loss)

6,300.00

10,350.00

Ending Net Asset Value (2,088.075 units) at Febraury 28, 2013

Net Asset Value per Unit at Febraury 28, 2013

$

1,405,613.15    $

$

673.16

1,405,613.15

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts  6,300.00  10,350.00

Change in unrealized gain (loss) on open accounts

4303.57

5701.73

Interest income

0.88

Total: Income  10,603.57  16,052.61

Expenses:

Brokerage commissions

7,761.28

11,551.18

Opeating expenses  14,100.46  21,641.64

Incentive fee  1,059.96  1,745.69

Management fee  2,237.13  2,885.15

Continuing service fee

-

- Organizational & offering expenses

4,852.55

9,705.10

Total: Expenses   30,011.38  47,528.76

Net Income (Loss) - Febraury 28, 2013

$

(19,407.81)   $

(31,476.15)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit